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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference into this Registration Statement of ImmunoGen, Inc. on Form S-3 to register 1,916,666 shares of Common Stock of our report (which includes an explanatory paragraph concerning uncertainties surrounding the Company's ability to continue as a going concern), dated August 28, 1996, on our audits of the consolidated financial statements of ImmunoGen, Inc. as of June 30, 1995 and 1996, and for the years ended June 30, 1994, 1995 and 1996, which report is included in the Company's 1996 Annual Report on Form 10-K.

         We also consent to the reference to our Firm in the Registration Statement under the caption "Experts."

                                             COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
November 8, 1996